Chatham Lodging Acknowledges 13D Filing

PALM BEACH, Fla.—Jul. 12, 2013— Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded select-service hotels, acknowledged today’s Schedule 13D filing by HG Vora Capital Management and affiliates reporting a 9.8 percent stake in the Chatham and their interest in having discussions with the company about a potential privatization. HG Vora Capital had previously filed a Schedule 13G reporting a 7 percent stake in Chatham in January 2013. Chatham’s Board and management are committed to building long-lasting value for all Chatham stockholders. As a matter of corporate policy, Chatham does not comment on market rumors or speculate on the intentions or future actions of our stockholders.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 73 hotels acquired for approximately $1.5 billion, comprised of 21 hotels it wholly owns with an aggregate of 2,911 rooms/suites in 11 states and the District of Columbia and holds a minority investment in a joint venture that owns 52 hotels with an aggregate of 6,927 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission. The Company disclaims any duty to update any forward-looking statements, except as required by law.